Exhibit (e)(9)

EXECUTION VERSION

AMENDMENT NO. 1 TO THE INVESTMENT AND TENDER OFFER AGREEMENT

This Amendment No. 1 to the Investment and Tender Offer Agreement (this “Amendment”), is entered into as of August 12, 2015 by and among Global Aviation Leasing Co., Ltd., a Cayman Islands exempted company (“Offeror”), Bohai Leasing Co., Ltd., a limited company existing under the laws of the People’s Republic of China (“Parent”), and Avolon Holdings Limited, a Cayman Islands exempted company having its principal place of business at The Oval, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (the “Company”), and amends that certain Investment and Tender Offer Agreement, dated as of July 14, 2015, by and among Offeror, Parent and the Company (the “Original Agreement”). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings set forth in the Original Agreement.

RECITALS

WHEREAS, the Company informed Parent that the Company received a Qualifying Proposal from a third party for the purchase of 100% of the Company;

WHEREAS, the Company invited Parent to make a proposal for the purchase of 100% of the Company by Parent and/or one or more of its Affiliates;

WHEREAS, the key terms of a potential acquisition of the Company by Parent have been discussed and accepted by them as set forth in a non-binding term attached as Exhibit A to the Exclusivity Agreement (as defined below) (the “Term Sheet”);

WHEREAS, on August 10, 2015, the Company and Parent entered into an exclusivity letter agreement providing for, among other things, a period during which the Company will negotiate exclusively with Parent in respect of the potential acquisition of the Company by Parent (the “Exclusivity Agreement”);

WHEREAS, in connection with the Exclusivity Agreement, Offeror, Parent and the Company wish to amend the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in the original Agreement and this Amendment, the parties, intending to be legally bound, agree that the Original Agreement is hereby amended as follows:

1.	Expiration Time. Section 1.02(d) of the Original Agreement shall be amended by adding the following provision at the end of such Section:

The Expiration Time shall be extended to midnight (New York City time) at the end of the day on September 18, 2015, and the parties shall file such amendments to the Schedule TO and the Schedule 14D-9 as are reasonably necessary to effectuate such extension. If so requested by the Company at any time prior to September 18, 2015, Offeror shall further extend the Expiration Time to midnight at the end of the day specified by the Company that shall be not less than five (5) and no more than thirty (30) Business Days after September 18, 2015.

2.	Outside Date. The definition of “Outside Date” in Section 1.02(e) of the Original Agreement shall be amended to be 30 Business Days from September 18, 2015.

3.	Company Termination Fee. The definition of “Company Termination Fee” in Section 5.07(a) of the Original Agreement shall be amended to be a fee in the amount of sixteen million dollars ($16,000,000.00) in cash.

4.	Deposit. Section 1.04 of the Original Agreement is hereby amended and restated in its entirety to read as follows

Section 1.04 Deposit; Deposit Escrow Agreement.

(a) On July 22, 2015, (i) Offeror, the Company and the Escrow Agent executed and delivered an escrow agreement (as amended and restated in the form of Exhibit B and as it may otherwise by amended from time to time, the “Deposit Escrow Agreement”) and (ii) Parent, on behalf of Offeror, delivered to the Escrow Agent, by wire transfer in immediately available funds, an amount equal to twenty five million dollars ($25,000,000.00) million (the “Deposit”) for the Escrow Agent to hold in an account (the “Deposit Escrow Account”) in accordance with this Agreement and the Deposit Escrow Agreement. No later than August 12, 2015, (x) Offeror, the Company and the Escrow Agent shall execute and deliver an Amended and Restated Deposit Escrow Agreement in the form attached hereto as Exhibit B and (ii) Parent, on behalf of Offeror, shall deliver to the Escrow Agent, by wire transfer in immediately available funds, an amount equal to fifty million dollars ($50,000,000.00) million (the “Additional Deposit” and, together with the Deposit, the “Aggregate Deposit”) for the Escrow Agent to hold in the Deposit Escrow Account in accordance with this Agreement and the Deposit Escrow Agreement (the date on which the Additional Deposit is made, the “Deposit Date”).

(b) The Deposit Escrow Agreement shall provide that the Aggregate Deposit, or any portion thereof, shall be released by the Escrow Agent only upon (i) a joint written instruction signed by each of Offeror and the Company (a “Joint Instruction”) or (ii) a final, non-appealable court order from a court of competent jurisdiction.

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(c) Each of Offeror and the Company agree to provide Joint Instructions to the Escrow Agent instructing the Escrow Agent to release the Aggregate Deposit, or any portion thereof, as follows:

(i) the Aggregate Deposit shall be released to the Company if, (A) if the Company terminates the Exclusivity Agreement pursuant to Section 6(ii) thereof, (B) if, at or prior to the end of the Exclusivity Period (as defined in the Exclusivity Agreement), the Company confirms in writing that it and the Sponsors are each willing and able to enter into Definitive Agreements (as defined in the Exclusivity Agreement) on terms set forth in the Term Sheet (including a purchase price of $32.00 per Company Common Share) and Parent is unwilling to do so, (C) if, prior to the termination of the Exclusivity Period, Parent fails to deliver an equity commitment in form and substance reasonably satisfactory to the Company with respect to Parent’s equity financing pursuant to Section 5 of the Exclusivity Agreement, or (D) if Parent fails to deliver an executed version of the HNA Guarantee (as defined in the Exclusivity Agreement) in form and substance reasonably satisfactory to the Company in accordance with Section 5 of the Exclusivity Agreement (for the avoidance of doubt, if the Company receives the Aggregate Deposit pursuant to this clause (i), the amount of the Deposit shall be deemed to be $0 and the Deposit Escrow Agreement shall terminate);

(ii) upon termination or expiration of the Exclusivity Agreement in any circumstance other than the circumstances described in Section 1.04(c)(i), the Additional Deposit shall be released to Parent (and the Deposit shall continue to be held in accordance with this Agreement and the Deposit Escrow Agreement);

(iii) at the Offer Closing, any portion of the Aggregate Deposit remaining in the Deposit Escrow Account shall be released to the depositary for the Offer, to the extent so elected by Offeror, to offset amounts payable by Offeror in respect of the Company Common Shares validly tendered and not validly withdrawn pursuant to the Offer;

(iv) any portion of the Aggregate Deposit remaining in the Deposit Escrow Account and not used at the Offer Closing to offset amounts payable by Offeror in respect of the Company Common Shares validly tendered and not validly withdrawn pursuant to the Offer shall be released to the Offeror promptly following the Offer Closing;

(v) as provided in Section 5.07(b), following the termination of this Agreement; or

(vi) otherwise, any portion of the Aggregate Deposit remaining in the Deposit Escrow Account shall be released to the Offeror promptly following the termination of this Agreement (unless otherwise agreed to by the Company and Parent).

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5.	Miscellaneous.

(a)	Definitions. Section 6.01 of the Original Agreement is hereby amended by adding the following defined terms after the defined terms “Exchange Act” and “Tender Agreement,” respectively.

“Exclusivity Agreement” means that certain exclusivity agreement by and between the Company and Parent, dated as of August 10, 2015.

“Term Sheet” means that certain non-binding term sheet attached as Exhibit A to the Exclusivity Agreement.

(b)	Exhibit B of the Original Agreement is hereby replaced with Exhibit B to this Amendment.

(c)	All references in Section 3.05 and Section 4.08 of the Original Agreement to “Section 1.04(c)(i)” shall be changed to “Section 1.04(c)(iii)”. The reference in Section 6.04 of the Original Agreement to “Deposit” shall be changed to “Aggregate Deposit”.

6.	No Other Amendments. Except as expressly set forth herein, the Original Agreement shall remain in full force and effect and shall not be amended or otherwise affected by this Amendment, and is hereby ratified and confirmed in all respects.

7.	Interpretive Provisions. All interpretive provisions of the Original Agreement, including (without limitation) the provisions set forth in Sections 6.04 (Governing Law and Jurisdiction), 6.05 (Waiver of Jury Trial), and 6.11 (Counterparts) are hereby incorporated into this Amendment by reference, mutatis mutandis.

8.	Reference to and Effect on the Original Agreement.

(a)	On and after the date of this Amendment, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to such Original Agreement, shall mean and be a reference to the Original Agreement as amended hereby.

(b)	The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party pursuant to the Original Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

AVOLON HOLDINGS LIMITED

By	/s/ Domhnal Slattery
Name:	Domhnal Slattery
Title:	Director

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO INVESTMENT AND TENDER AGREEMENT]

BOHAI LEASING CO., LTD.

By	/s/ Jim Chuan
Name:	Jim Chuan
Title:	Vice-Chairman

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO INVESTMENT AND TENDER AGREEMENT]

GLOBAL AVIATION LEASING CO., LTD.

By	/s/ Jin Chuan
Name:	Jin Chuan
Title:	Director

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO INVESTMENT AND TENDER AGREEMENT]

EXHIBIT B

Amended and Restated Deposit Escrow Agreement

[attached]